UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                          Three year period ending 2000

                    Form U-12 (I) - B (THREE-YEAR STATEMENT)

         STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY HOLDING
        COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY
         A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE
       EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE
                                     71 (b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.       Name and business address of person filing statement.

         Timothy N. Atherton
         GPU Service, Inc.
         1001 Broad Street
         Johnstown, PA 15907

2.       Names  and  business   addresses  of  any  persons   through  whom  the
         undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

         None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

         GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

         Respondent is a Senior Attorney of GPU Service, Inc. and devotes the major portion of his working time to the usual duties incident to such position.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                                                              Person or company
                                            Salary or other   from whom received
   Name of receipient       compensations   To be received    or to be received
                                (a)              (b)

   Timothy N. Atherton
                 1997          $103,276                       GPU Service, Inc.
                 1998                         $ 90,204        GPU Service, Inc.
                 1999                         $ 90,204        GPU Service, Inc.
                 2000                         $ 90,204        GPU Service, Inc.

         Repondent's 1997 compensation from the companies in the GPU System was received from GPU Service, Inc. and GPU Generation, Inc. Such compensation, including incentive compensation received in 1997, if any, amounted in the aggregate to $103,276. Based on his present salary rate, respondent estimates that his 1998, 1999, and 2000 compensation, each year, will be $90,204. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 1998, 1999, and 2000.

         (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

         (a) Total amount of routine expenses charged to client: $4,826

         (b) Itemized list of all other expenses:


February 6, 1998                               (Signed) /s/ Timothy N. Atherton

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                          Three year period ending 2000

                    Form U-12 (I) - B (THREE-YEAR STATEMENT)

         STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY HOLDING
        COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY
         A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE
       EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE
                                     71 (b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.       Name and business address of person filing statement.

         Cort C. Choate
         GPU Service, Inc.
         2800 Pottsville Pike
         Reading, PA 19605

2.       Names  and  business   addresses  of  any  persons   through  whom  the
         undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

         None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

         GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

         Respondent is a Senior Attorney of GPU Service, Inc. and devotes the major portion of his working time to the usual duties incident to such position.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                                                              Person or company
                                            Salary or other   from whom received
   Name of receipient       compensations   To be received    or to be received
                                (a)              (b)

   Cort C. Choate
              1997          $ 89,002                           GPU Service, Inc.
              1998                            $83,000          GPU Service, Inc.
              1999                            $83,000          GPU Service, Inc.
              2000                            $83,000          GPU Service, Inc.

         Respondent's 1997 compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 1997, if any, amounted in the aggregate to $89,002. Based on his present salary rate, respondent estimates that his 1998, 1999, and 2000 compensation, each year, will be $83,000. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 1998, 1999, and 2000.

         (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

         (a) Total amount of routine expenses charged to client: $1,195

         (b) Itemized list of all other expenses:


February 6, 1998                            (Signed)     /s/ Cort C. Choate

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                          Three year period ending 2000

                    Form U-12 (I) - B (THREE-YEAR STATEMENT)

         STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY HOLDING
        COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY
         A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE
       EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE
                                     71 (b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.       Name and business address of person filing statement.

         Wendy S. Greengrove
         GPU Service, Inc.
         300 Madison Avenue
         Morristown, NJ   07960

2.       Names  and  business   addresses  of  any  persons   through  whom  the
         undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

         None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

         GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

         Respondent is a Corporate Affairs Director of GPU Service, Inc. and devotes the major portion of her working time to the usual duties incident to such position.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                                                             Person or company
                                            Salary or other   from whom received
   Name of receipient       compensations   To be received    or to be received
                                (a)              (b)
   Wendy S. Greengrove
            1997              $ 125,131                       GPU Service, Inc.
            1998                               $102,075       GPU Service, Inc.
            1999                               $102,075       GPU Service, Inc.
            2000                               $102,075       GPU Service, Inc.

         Respondent's 1997 compensation from the companies in the GPU System was received from GPU Service, Inc. and GPU International, Inc. Such compensation, including incentive compensation received in 1997, if any, amounted in the aggregate to $125,131. Based on her present salary rate, respondent estimates that her 1998, 1999, and 2000 compensation, each year, will be $102,075. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 1998, 1999, and 2000.

         (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

         (a) Total amount of routine expenses charged to client: $11,274

         (b) Itemized list of all other expenses:


February 6, 1998                          (Signed)     /s/ Wendy S. Greengrove

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                          Three year period ending 2000

                    Form U-12 (I) - B (THREE-YEAR STATEMENT)

         STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY HOLDING
        COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY
         A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE
       EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE
                                     71 (b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.       Name and business address of person filing statement.

         Scott L. Guibord
         GPU Service, Inc.
         300 Madison Avenue
         Morristown, NJ   07960

2.       Names  and  business   addresses  of  any  persons   through  whom  the
         undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

         None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

         GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

         Respondent devotes the major portion of his working time to his duties as Division Counsel of GPU Service, Inc. and as Secretary of GPU Advanced Resources, Inc., GPU Nuclear, Inc., GPU Telecom Services, Inc., Jersey Central Power & Light Company, JCP&L Preferred Capital, Inc., Metropolitan Edison Company, Met-Ed Preferred Capital, Inc., Nineveh Water Company, Pennsylvania Electric Company, Penelec Preferred Capital, Inc., Saxton Nuclear Experimental Corporation, Waverly Electric Light and Power Company, and York Haven Power Company, and the usual duties incident to such positions.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                                                             Person or company
                                           Salary or other   from whom received
   Name of receipient       compensations   To be received    or to be received
                                (a)              (b)
     Scott L. Guibord
              1997           $ 144,680                         GPU Service, Inc.
              1998                              $125,000       GPU Service, Inc.
              1999                              $125,000       GPU Service, Inc.
              2000                              $125,000       GPU Service, Inc.

         Respondent's compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 1997, if any, amounted in the aggregate to $144,680. Based on his present salary rate, respondent estimates that his 1998, 1999, and 2000 compensation, each year, will be $125,000. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 1998, 1999, and 2000.

         (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

         (a) Total amount of routine expenses charged to client: $3,992

         (b) Itemized list of all other expenses:


February 6, 1998                          (Signed)     /s/ Scott L. Guibord

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                          Three year period ending 2000

                    Form U-12 (I) - B (THREE-YEAR STATEMENT)

         STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY HOLDING
        COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY
         A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE
       EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE
                                     71 (b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.       Name and business address of person filing statement.

         Leslie L. Halyard
         GPU Service, Inc.
         300 Madison Avenue
         Morristown, NJ   07960

2.       Names  and  business   addresses  of  any  persons   through  whom  the
         undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

         None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

         GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

         Respondent is a Senior Attorney of GPU Service, Inc. and devotes the major portion of her working time to the usual duties incident to such position.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                                                              Person or company
                                            Salary or other   from whom received
   Name of receipient       compensations   To be received    or to be received
                                (a)              (b)
       Leslie L. Halyard
              1997           $ 100,053                        GPU Service, Inc.
              1998                              $ 84,604      GPU Service, Inc.
              1999                              $ 84,604      GPU Service, Inc.
              2000                              $ 84,604      GPU Service, Inc.

         Respondent's 1997 compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 1997, if any, amounted in the aggregate to $100,053. Based on her present salary rate, respondent estimates that her 1998, 1999, and 2000 compensation, each year, will be $84,604. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 1998, 1999, and 2000.

         (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

         (a) Total amount of routine expenses charged to client: $759

         (b) Itemized list of all other expenses:


February 6, 1998                          (Signed)     /s/ Leslie L. Halyard

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                          Three year period ending 2000

                    Form U-12 (I) - B (THREE-YEAR STATEMENT)

         STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY HOLDING
        COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY
         A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE
       EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE
                                     71 (b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.       Name and business address of person filing statement.

         Jeff Loveng
         GPU Service, Inc.
         801 Pennsylvania Avenue, NW
         Washington, DC 20004

2.       Names  and  business   addresses  of  any  persons   through  whom  the
         undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

         None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

         GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

         Respondent is a Manager, Federal Affairs I of GPU Service, Inc. and devotes the major portion of his working time to the usual duties incident to such position.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                                                             Person or company
                                            Salary or other   from whom received
   Name of receipient       compensations   To be received    or to be received
                                (a)              (b)

         Jeff R. Loveng
               1997           $ 35,596                         GPU Service, Inc.
               1998                             $ 61,000       GPU Service, Inc.
               1999                             $ 61,000       GPU Service, Inc.
               2000                             $ 61,000       GPU Service, Inc.

         Respondent's 1997 compensation from the companies in the GPU System was received from GPU Service, Inc. Such compensation, including incentive compensation received in 1997, if any, amounted in the aggregate to $35,596. Based on his present salary rate, respondent estimates that his 1998, 1999, and 2000 compensation, each year, will be $61,000. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 1998, 1999, and 2000.

         (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

         (a) Total amount of routine expenses charged to client: $11,592

         (b) Itemized list of all other expenses:


February 6, 1998                        (Signed)     /s/ Jeff Loveng

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                          Three year period ending 2000

                    Form U-12 (I) - B (THREE-YEAR STATEMENT)

         STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY HOLDING
        COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY
         A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE
       EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE
                                     71 (b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.       Name and business address of person filing statement.

         Michael G. Wolfe
         GPU Service, Inc.
         2800 Pottsville Pike
         Reading, PA 19605

2.       Names  and  business   addresses  of  any  persons   through  whom  the
         undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

         None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

         GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

         Respondent is a Senior Attorney of GPU Service, Inc. and devotes the major portion of his working time to the usual duties incident to such position.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                                                             Person or company
                                            Salary or other   from whom received
   Name of receipient       compensations   To be received    or to be received
                                (a)              (b)

       Michael G. Wolfe
              1997           $ 89,764                          GPU Service, Inc.
              1998                              $79,312        GPU Service, Inc.
              1999                              $79,312        GPU Service, Inc.
              2000                              $79,312        GPU Service, Inc.


         Respondent's 1997 compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 1997, if any, amounted in the aggregate to $89,764. Based on his present salary rate, respondent estimates that his 1998, 1999, and 2000 compensation, each year, will be $79,312. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 1998, 1999, and 2000.

         (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

         (a) Total amount of routine expenses charged to client: $4,175

         (b) Itemized list of all other expenses:


February 6, 1998                          (Signed) /s/ Michael G. Wolfe